                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

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                           PathoGenesis Corporation
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

                                     [LOGO]

                            PathoGenesis Corporation







                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS





Date:          Wednesday, June 2, 1999

Time:          4:00 p.m., Pacific Time

Place:         201 Elliott Avenue West
               Seattle, Washington  98119

Purpose:       1.  Elect three Class I directors
               2.  Approve the PathoGenesis Corporation 1999 Stock Plan
               3. Ratify the selection of KPMG LLP as the company's independent auditors for 1999
               4. Transact any other business that may properly come before the meeting

     If you are a shareholder of record at the close of business on April 3, 1999, you are entitled to vote at the meeting.

     Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the enclosed envelope. Returning the proxy card will not affect your right to attend the meeting and vote.


                                Marvin B. Tepper
                                Secretary

Seattle, Washington
April 19, 1999

                            PathoGenesis Corporation

                              ____________________

                                PROXY STATEMENT
                              ____________________


     We are sending you these proxy materials because PathoGenesis' board of directors is soliciting your proxy to vote your shares at the 1999 annual meeting of shareholders. We began mailing these proxy materials to shareholders on or about April 19, 1999.


                               ABOUT THE MEETING

     What is the purpose of the meeting?  At the meeting, we will ask you to:

     .  elect three directors
     .  approve a proposed 1999 Stock Plan
     .  ratify the selection of KPMG LLP as our independent auditors.

     Who may vote at the meeting? Only shareholders of record at the close of business on April 3, 1999 are entitled to vote at the meeting. You are entitled to one vote for each share of PathoGenesis common stock you owned on the record date.

     How do I vote? You can vote on matters at the meeting by signing and returning the enclosed proxy card or by attending the meeting and casting your vote there. If you vote by proxy, your proxy (one of the individuals named on your proxy card) will vote your shares as you specify. If you do not otherwise indicate, your proxy will vote your shares for the board's nominees for directors and for each of the other proposals stated in the notice of the meeting. If you hold your shares in "street name" (through a broker or other nominee) and wish to vote at the meeting, you will need to bring a copy of your account statement showing your stock ownership in PathoGenesis and to check in at the registration desk at the meeting.

     Can I change my vote after I return my proxy card? If you wish, you may revoke your proxy at any time before it is voted by sending a written revocation to Marvin B. Tepper, the company's Secretary, by providing a later-dated proxy, or by voting in person at the meeting.

     What constitutes a quorum? The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock entitled to vote will constitute a quorum for the transaction of business at the meeting. As of the record date, 16,393,094 shares of common stock were outstanding. Abstentions and broker non-votes are counted as shares present for determining if a quorum is present.

     What vote is required? The three nominees who receive the most votes at the meeting will be elected to the three open directorships. Approval of the PathoGenesis Corporation 1999 Stock Plan and ratification of the selection of KPMG LLP as independent auditors will require the vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions and broker non-votes will have no effect on the election of directors. On approval of the PathoGenesis Corporation 1999 Stock Plan and ratification of the selection of independent auditors, abstentions will have the effect of a no vote, while broker non-votes will not be counted as shares entitled to vote on either proposal and thus have no effect on the outcome of the vote.


                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     Our board of directors currently consists of 10 members, who are divided into three classes having three-year terms that expire in successive years. As authorized by our by-laws, the board of directors reduced the board size to eight after the resignation of Lawrence C. Hoff in March 1998. In June 1998, the board increased its size to nine and elected Authur W. Nienhuis, M.D. to fill the newly created vacancy. In January 1999, the board increased its size to 10 and elected James R. Tobin to fill that newly created vacancy.

     You are asked to elect three Class I directors at the meeting. Class II and Class III directors are not up for election this year and will continue in office for the remainder of their terms. Biographical information on each nominee for director and each continuing director appears below, including his or her age at December 31, 1998.

     The board of directors has nominated Alan R. Meyer, Elizabeth M. Greetham and Michael A. Montgomery, each of whom is a current Class I director, for re-election to serve until the annual meeting in 2002 or until his or her successor is elected and qualified. If a nominee is unable to serve, the proxy holders will vote for another nominee proposed by the board.

--------------------------------------------------------------------------------
   The board recommends a vote FOR the election of each nominee for director.
--------------------------------------------------------------------------------

                 Nominees for Election at the Meeting (Class I)

Elizabeth M. Greetham        Ms. Greetham has been President of ACCL Financial
Age 49                       Consultants Ltd. and Chief Financial Officer of
Director since 11/96         Drug Abuse Sciences Inc. (a pharmaceutical company)
                             since April 1999. Previously, she was a Portfolio
                             Manager for Weiss, Peck & Greer, L.L.C. (investment adviser). She is a director of various pharmaceutical companies, including CliniChem
                             Development Corporation (a Canadian corporation),
                             Guilford Pharmaceuticals Inc. and SangStat Medical
                             Corporation.

Alan R. Meyer                Mr. Meyer joined PathoGenesis in 1992 as Vice
Age 45                       President and Chief Financial Officer and a
Director since 12/92         director.  He became Senior Vice President and
Executive Vice President,    Chief Financial Officer in July 1995, when he also
    Chief Financial          assumed the office of Assistant Secretary, and
    Officer and              became Executive Vice President in January 1998.
    Assistant Secretary      Previously, he was chief financial officer for
                             several development stage healthcare companies, held corporate finance and corporate development positions with Baxter Healthcare Corporation (maker and distributor of healthcare products) and was a management consultant with Arthur Andersen & Co.
                             (public accounting firm).

Michael J. Montgomery        Mr. Montgomery is the President and Chief Executive
Age 44                       Officer (Chief Operating Officer until May 1998)
Director since 7/95          of Sega GameWorks L.L.C. (entertainment company),
                             which he joined in September 1996. He was a senior executive of DreamWorks SKG (entertainment company) from 1995 to 1996; Executive Vice President and
                             Chief Financial Officer of Euro Disney SCA (theme park operator) from 1993 to 1994; and, previously, Vice President and Treasurer of The Walt Disney
                             Company (entertainment company). Mr. Montgomery is a brother of A. Bruce Montgomery, M.D., our Executive Vice President-Research and Development.

           Continuing Directors Whose Terms Expire in 2000 (Class II)

Wilbur H. Gantz              Mr. Gantz, a founder of PathoGenesis, has been our
Age 61                       Chief Executive Officer and President since 1992
Director since 3/92          and Chairman since January 1998. Previously, he was
                             President of Baxter International Inc. (healthcare
Chairman, Chief Executive    products company).  He is a director of The
    Officer and President    Gillette Company (personal care products company),
                             W.W. Grainger, Inc. (electrical products company),
                             Harris Bancorp (bank holding company) and Harris
                             Trust and Savings Bank. He is a former trustee of Princeton University.

John L. Gordon               Mr. Gordon is chairman and founder of Quercus
Age 54                       Management Limited, a biotechnology support company
Director since 11/97         based in Oxford, England.  He was Chief Executive
                             Officer of Neures Limited (biotechnology company) from 1994 to 1996, and previously was Director of Research of Neures' parent company, British Biotech plc. He is a director of Reabourne Merlin Life
                             Sciences Investment Trust PLC, a publicly held company in the UK.

Arthur W. Nienhuis, M.D.     Dr. Nienhuis has been Director of St. Jude
Age 57                       Children's Research hospital since 1993.
                             Previously, he was chief of the Clinical Hematology
Director since 7/98          Branch at the National Heart, Lung & Blood
                             Institute at the National Institutes of Health and held appointments at Boston's Massachusetts General
                             Hospital and Harvard Medical School. Dr. Nienhuis is a director of the American Association of Cancer
                             Institutes and the author of more than 230 published scientific papers.

          Continuing Directors Whose Terms Expire in 2001 (Class III)

Talat M. Othman              Mr. Othman has been Chairman and Chief Executive
Age 62                       Officer of Grove Financial, Inc. (investment
                             management company) since September 1995.
Director since 9/92          Previously, he was Chairman, President and Chief
                             Executive Officer of Dearborn Financial, Inc.
                             (investment management company). He is a director of the Middle East Policy Council in Washington,
                             D.C., a member of the Board of Governors of St.
                             Jude Children's Research Hospital and a trustee for the Center for Excellence in Education in Washington, D.C. Previously, he was a director of Harken Energy Corporation (oil and gas exploration company) and Hartmarx Corporation (apparel manufacturer) and President of the Arab Bankers
                             Association of North America.

Eugene L. Step               Mr. Step was Executive Vice President, a director
Age 69                       and a member of the Executive Committee of Eli
Director since 4/92          Lilly and Company (pharmaceutical company) and
                             President of its Pharmaceutical Division prior to his retirement in 1992. Since his retirement, Mr.
                             Step has been a private investor. He is a former
                             Chairman of the Pharmaceutical Manufacturers
                             Association (now PhRMA) and former President of the International Pharmaceutical Manufacturers
                             Association. He is a director of CellGenesys Inc.
                             (biotechnology company), DBT Online (data management company), Guidant Corp. (medical device company), Medco Research Inc. (medical research company) and Scios Inc. (biotechnology company).

James R. Tobin               Mr. Tobin is President, Chief Executive Officer and
Age 54                       a director of Boston Scientific Corporation
Director since 1/99          (medical device manufacturer).  He was Chief
                             Executive Officer of Biogen, Inc.
                             (biopharmaceutical company) from 1997 to 1998, and its President and Chief Operating Officer from 1994 to 1997. Previously, he was President and Chief
                             Operating Officer of Baxter International, Inc.
                             (healthcare products company). He is a director of Creative BioMolecules Inc. (biopharmaceutical company).

Fred Wilpon                  Mr. Wilpon, a founder of PathoGenesis, was Chairman
Age 62                       of the Board from May 1995 to January 1998.  He is
Director since 1/92          co-founder of and Chairman of the Board of Sterling
                             Equities, Inc. (real estate developer) and is President and Chief Executive Officer of the New
                             York Mets baseball team. He is a director of Bear, Stearns & Co. Inc. (investment bank).

     How often did our board meet in 1998? Our full board met seven times in 1998. Each current director attended at least 75% of the number of meetings of the board and of committees on which he or she served that were held during 1998.

     What committees has the board established? Our board has three committees: the Audit/Finance Committee, the Compensation and Nominating Committee, and the Executive Committee. Committees report their actions to the full board, usually at the next meeting of the board or by written report.

     The Audit/Finance Committee recommends the appointment of our independent auditors. In addition, it reviews auditing arrangements with the independent auditors, the scope and results of their audits, any problems they may identify regarding internal accounting controls and their recommendations. It also meets with our Chief Financial Officer to review our programs, policies and procedures on financial controls and internal auditing. The Audit/Finance Committee also reviews with our Chief Financial Officer our investment securities and cash management programs and policies. The Audit/Finance Committee is prepared to meet at any time at the request of the independent auditors or the Chief Financial Officer to review any special situation that may arise relating to audit/finance matters. Eugene L. Step (chair), Elizabeth M. Greetham, Michael
J. Montgomery and Fred Wilpon are members of this committee. The committee met once in 1998.

     The Compensation and Nominating Committee administers the compensation and benefit programs for our officers, employees and consultants, including our stock option and stock purchase plans. It determines stock option grants to our Chief Executive Officer and makes recommendations to the full board on the compensation of our Chief Executive Officer and non-employee members of the board. It also makes recommendations to the board of directors on any proposed plan or program that would benefit the senior executives and regarding candidates for the board and executive offices. The committee would consider candidates for director suggested by shareholders who comply with the procedures established in our by-laws. The procedures are described later in this proxy statement under "Additional Information How can a shareholder proposal be submitted for the 2000 annual meeting?" Talat M. Othman (chair), John L. Gordon and Fred Wilpon are members of this committee. The committee held four meetings and acted by written consent twice during 1998.

     The Executive Committee has the authority to take any action that the board of directors may take, subject to some restrictions imposed by law. Fred Wilpon (chair), Wilbur H. Gantz, Talat M. Othman and Eugene L. Step are members of this committee. The committee met on five occasions in 1998.

     What compensation do directors receive?   Under the PathoGenesis
Corporation 1998 Compensation Program for Non-Employee Directors for the years 1998-2002, each non-employee director is compensated in cash and options to purchase common stock as follows:

Annual Retainer: Basic                                      $15,000
                 Executive Committee chair supplement        10,000
                 Other committee chair supplement             5,000

                 Instead of receiving the basic annual retainer for the years 1998-2002 in cash, each non-employee director may elect, on January 1, 1998 or, if later, upon initial election to the board, to receive an additional stock option having an aggregate exercise price equal to four times the amount of cash retainer waived. The options will vest on the first day of each year (or portion of a year) through 2002 in which the optionee was a director, to the extent of a fraction of the entire option whose numerator is the amount of the basic retainer for such year represented by the option and whose denominator is the amount of base retainer for all years during the term of the program. Each option granted to a director has a ten-year term and is granted at an exercise price equal to the fair market value of the common stock on the grant date.

Meeting Fee:     For each board meeting attended in          $ 1,000
                 person or by telephone (no separate
                 compensation for committee meetings)

Option Grant:    Initial Grant
                       10,000 shares upon initial election to the board

                 Subsequent Annual Grant
                       Basic                                  6,000 shares
                       Executive Committee chair supplement   2,000 shares
                       Other committee chair supplement       1,000 shares

                 Each such option is fully vested on date of grant.

                 During 1998, our non-employee directors received grants of fully vested options to purchase an aggregate of 50,000 shares of common stock at a weighted average exercise price of $32.59 per share.


                               EXECUTIVE OFFICERS

     In addition to Wilbur H. Gantz and Alan R. Meyer, our current executive officers are as follows. (Ages are as of December 31, 1998 and other information is as of the date of this proxy statement.)

A. Bruce Montgomery, M.D.    Dr. Montgomery has been Executive Vice President-
Age 45                       Research and Development since January 1998.  He
Executive Vice President     joined PathoGenesis in 1993 as Vice President of
  Research and Development   Medical and Regulatory Affairs and was promoted
                             to Senior Vice President in July 1995. From 1989 to
                             November 1993, he was Associate Director of
                             Clinical Research at Genentech, Inc. (biotechnology company), where he was involved in the clinical development of Pulmozyme, an inhaled drug for cystic fibrosis patients. From 1988 to 1989, he was Assistant Professor of Medicine and Director of the Medical Intensive Care Unit, Pulmonary Disease
                             Section, Department of Medicine, State University of New York, Stony Brook, New York. Previously, he was Assistant Professor of Medicine in Residence,
                             University of California, San Francisco, and
                             Cardiovascular Research Institute, Chest Service,
                             San Francisco General Hospital. He is co-inventor of two use patents related to aerosolized pentamidine, a drug for an AIDS-related infection.
                             Dr. Montgomery is a brother of Michael J.
                             Montgomery, a member of our board.

Marc F. Wipperman            Mr. Wipperman joined PathoGenesis in 1996 as Vice
Age 47                       President-Manufacturing, and was promoted to Senior
Senior Vice President-       Vice President-Operations in January 1998.  He
  Operations                 oversees the development and commercialization of
                             manufacturing processes, from the sourcing of raw materials to production, quality control and distribution. From 1995 to 1996, he was President of Certified Manufacturing Corporation
                             (pharmaceutical consulting firm) and from 1993 to 1995, he was a consultant to the pharmaceutical industry. Previously, he held a variety of management, manufacturing and engineering positions with Johnson & Johnson (pharmaceutical company).


                REPORT OF COMPENSATION AND NOMINATING COMMITTEE
                           ON EXECUTIVE COMPENSATION

     Our Compensation and Nominating Committee is responsible for the administration of our executive compensation program. The committee is composed entirely of independent, non-employee directors. In reviewing compensation matters, the committee uses information from compensation surveys and other advisory services provided by an independent consultant, as well as other publicly available competitive compensation data.

What is our compensation philosophy?

     The philosophy of our executive compensation program is that compensation should reward executives for outstanding individual performance and, at the same time, provide incentives for executives to maximize shareholder value. To implement that philosophy, we offer each of our executives a combination of base salary, short-term incentive in the form of annual cash bonuses, and long-term incentive in the form of stock options. We emphasize pay for performance by placing a progressively greater portion of total compensation on the incentive-based elements as the position level advances. Through this compensation structure, we aim to:

     .  attract and retain highly qualified and talented executives
     . provide appropriate incentives to motivate them to produce sustained superior performance
     . reward them for outstanding individual contributions to the achievement of our near-term and long-term business objectives.

How do we determine base pay?

     We believe base salaries should reflect each individual's position, responsibilities, experience, leadership and potential contributions to the company's success. The committee conducts annual reviews to ensure that base salaries are competitive with similar companies, that they reflect the specific responsibilities and unique skills of individual executives, and that they appropriately reward individual executives for their contributions to our performance. Actual salaries vary according to the committee's subjective assessment of those factors. A significant factor in the committee's determination of 1998 base salaries for our executive officers was our transition from a development stage company to an operating company and the future challenges we will face as a young commercial enterprise. Three of the four named executive officers (excluding our Senior Vice President-Operations) hold offices for which comparable data among peer companies are available. Before 1998, the fixed compensation components of those three officers were below the median level of our peer group of 17 other emerging biopharmaceutical companies. The committee also considered that factor in determining 1998 salary increases for our named executive officers.

How are annual cash incentives determined?

     Each executive officer is eligible to receive cash bonuses based on the committee's assessment of his or her individual performance and the performance of the company. The committee establishes a target bonus level, ranging from 25% to 50% of base pay, for each participating executive at the beginning of each year. At the beginning of the following year, the committee determines the actual bonus award for each executive, which may be above, equal to or below the target level for that executive, based on the committee's subjective evaluation of individual and overall company performance. Specifically, the committee determines whether in the past year PathoGenesis met the goals previously established by the full board and examines the executive's contribution to the company's performance. In determining incentive bonuses for 1998 for our executive officers in January 1999, the committee considered such company achievements as the successful launch of TOBI(R) (tobramycin solution for inhalation) in the United States, our pursuit of TOBI's regulatory approval in other markets, and our continued effort to expand our product line. The committee does not assign quantitative relative weights to different factors or follow mathematical formulas. Rather, the committee makes its determination in each case after considering the factors it deems relevant at the time.

How do we use long-term incentives to motivate our executives?

     We provide long-term incentive awards to our executives through stock options. We believe stock options should be an integral part of compensation, because they help align employee interests with those of our shareholders. We grant options to our executives at the market value of the common stock on the date of grant. An optionee will receive value only if the common stock's market value increases above the option exercise price and the option is exercised, in which case shareholders also will benefit from the increased value of their stock. Because these options generally vest over a period of four years after the grant date and have ten-year terms, executives have an incentive to increase long-term shareholder value.

     In determining the size of each individual option grant, the committee considers the aggregate number of shares available for grant, the number of individuals to be considered for awards, and the range of potential compensation levels that the option awards may yield. The committee decides on the number and timing of stock option grants to executive officers based on its assessment of each executive's performance. The committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the prevailing circumstances. When determining the amount of stock options to award to any specific executive, the committee does not consider the amount of stock already owned by that executive. The committee believes that doing so could have the effect of inappropriately or inequitably penalizing or rewarding executives based on their personal decisions concerning stock ownership and option exercises.

How did we compensate our Chief Executive Officer?

     The determination of Wilbur H. Gantz's compensation followed all the policies and evaluation procedures described above. In recommending Mr. Gantz's base salary and bonus and determining the stock option grant to Mr. Gantz, the committee considered the critical job responsibilities of the chief executive officer and Mr. Gantz's contribution to TOBI's successful launch in the United States in 1998.

Under Mr. Gantz's leadership, we generated a small operating profit (excluding a $4 million license fee expensed in the year) in our first year of commercial sales operations. He also guided our product and market development program and pursued new growth opportunities, in each case with a view to making us a leader in the market for inhaled drugs to treat lung infections. In recognition of Mr. Gantz's accomplishments in leadership, financial performance, operations, strategic planning, human resources, innovation and management efficiency, the committee in January 1998 recommended, and the board of directors approved, an increase in Mr. Gantz's base salary for 1998 to $370,000 from $302,320 in 1997, and the committee in January 1998 awarded to Mr. Gantz an option to purchase 100,000 shares. In addition, in January 1999 the committee recommended, and the board approved, a cash bonus award to Mr. Gantz of $185,000 for 1998.

Are we subject to limits on tax deductibility of compensation?

     Under Section 162(m) of the Internal Revenue Code, we generally cannot deduct compensation in excess of $1 million per year for any of our named executive officers, except for payments made under qualifying performance-based plans. Currently, none of the named executive officers earns more than $1 million in salary and bonus (which are not performance-based compensation for purposes of Section 162(m)). We believe that options granted under our present stock option plans qualify as performance-based compensation. The committee's present intention is to comply with Section 162(m) to maximize tax deductibility to the extent compatible with the company's strategic goals.

                                 Compensation and Nominating Committee

                                 Talat M. Othman, Chair
                                 John L. Gordon
                                 Fred Wilpon

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1998, the Compensation and Nominating Committee was composed of Talat M. Othman (Chair), John L. Gordon (since April 1998), Lawrence C. Hoff (a former director who served until March 1998) and Fred Wilpon. None of our current or past executive officers or employees serves on the Compensation and Nominating Committee. None of our executive officers serves on the board or the compensation committee of any entity whose directors or officers serve on our Compensation and Nominating Committee.


                            EXECUTIVE COMPENSATION

     The following table shows the compensation in the last three years of our executive officers (the "Named Executive Officers").

                          Summary Compensation Table

                                                                          Long Term
                                             Annual Compensation         Compensation
                                             ---------------------       ------------
                                                                          Securities
                                              Salary       Bonus    Underlying Options (#)
                                              ------       -----    ----------------------
 Wilbur H. Gantz                    1998     $370,000     $185,000         100,000
  Chairman, Chief Executive         1997      302,320      175,000          75,000
  Officer and President             1996      290,690      116,276          60,000

 A. Bruce Montgomery, M.D.          1998      265,000      106,000          30,000
  Executive Vice President--        1997      201,660       85,000          80,000
  Research and Development          1996      193,900       67,865          25,000

 Alan R. Meyer                      1998      220,000       88,000          30,000
  Executive Vice President,         1997      187,200       81,000          20,000
  Chief Financial Officer           1996      180,000       63,000          15,000
   and Assistant Secretary

 Marc F. Wipperman                  1998      215,000       72,550          20,000
  Senior Vice President--           1997      190,000       66,000              --
  Operations                        1996      154,640 (1)   25,000          55,000

(1) Mr. Wipperman became a full-time employee on July 1, 1996. Until then, he received compensation (which is included in the 1996 information) based on his service as a part-time employee.

                             Option Grants in 1998

                                                                                                     Potential Realizable
                                                                                                      Value at Assumed
                                                  Percent of                                           Annual Rates of
                                 Number of          Total                                                Stock Price
                                   Shares          Options                                             Appreciation for
                                 Underlying       Granted to      Exercise or                           Option Term(2)
                                  Options         Employees in    Base Price      Expiration          ------------------
Name                             Granted(1)       Fiscal Year      ($/Share)         Date              5%          10%
------------------------------   ------------     ------------   ------------     -------------      ------      -------
Wilbur H. Gantz                    100,000           17.69%        $36.000          1/30/08       $2,264,021     $5,737,473
A. Bruce Montgomery, M.D.           30,000            5.31          35.625          1/26/08          672,131      1,703,312
Alan R. Meyer                       30,000            5.31          35.625          1/26/08          672,131      1,703,312
Marc F. Wipperman                   20,000            3.54          35.625          1/26/08          448,087      1,135,542

(1) The exercise price of each option is the fair market value of the common stock on the date of grant. These options vest cumulatively in four equal annual installments beginning on the first anniversary of the grant date.

(2) These values are calculated using assumed annual rates of stock price appreciation as required by the rules of the Securities and Exchange Commission. The actual value of the options will vary according to the market price of the common stock. This table does not suggest that the amounts shown will be realized.

                Aggregated Option Exercises in Last Fiscal Year
                  and Fiscal Year-End Option Values for 1998

     No options were exercised by our Named Executive Officers in 1998. The following table shows information regarding stock options held by each Named Executive Officer at the end of 1998.

                                       Number of Shares
                                    Underlying Unexercised          Value of Unexercised In-The-Money Options
                                  Options at Fiscal Year-End    At Fiscal Year-End(1)        At March 31, 1999(2)
                                  --------------------------  --------------------------  --------------------------
Name                              Exercisable  Unexercisable  Exercisable  Unexercisable  Exercisable  Unexercisable
--------------------------------  -----------  -------------  -----------  -------------  -----------  -------------
Wilbur H. Gantz                       209,999        156,251   $9,337,777     $4,210,973     $297,266         $    0
A. Bruce Montgomery, M.D.              85,624        108,751    3,683,714      3,522,536      107,244          8,206
Alan R. Meyer                          93,750         58,750    4,354,375      1,808,125      231,641          8,203
Marc F. Wipperman                      27,500         47,500    1,178,125      1,625,625            0              0

(1) These figures are based on a price of $58.00 per share, the closing price of the common stock on December 31, 1998, as quoted on the Nasdaq Stock Market, as reported by The Wall Street Journal (Midwest Edition).

(2) These two columns show the value of unexercised in-the-money options held by the Named Executive Officers at fiscal year-end, based on the closing price of $13.31 per share of common stock on March 31, 1999, as quoted on the Nasdaq Stock Market, as reported by The Wall Street Journal (Midwest Edition).

Employment Agreements

     The company has a month-to-month employment agreement with A. Bruce Montgomery, M.D., under which Dr. Montgomery is entitled to receive an annual base salary and bonus (up to 30% of the annual base salary) as the board of directors determines. Dr. Montgomery also is entitled to receive benefits offered to our employees generally. The agreement permits the company to terminate Dr.

Montgomery's employment for cause. The agreement also prohibits Dr. Montgomery from competing with PathoGenesis for one year following termination of his employment.

     The company has an employment agreement with Marc F. Wipperman, under which Mr. Wipperman is entitled to receive an annual base salary and bonus (up to 25% of the annual base salary) as the board of directors determines. Mr. Wipperman also is entitled to receive benefits offered to our employees generally. The agreement permits the company to terminate Mr. Wipperman's employment for cause. The agreement also prohibits Mr. Wipperman from competing with PathoGenesis for one year following termination of his employment. The agreement will remain in effect until June 20, 2000, after which it will be automatically renewed for successive quarterly terms unless either party gives notice of termination at least 60 days before the expiration of the then current term.

     In February 1999, PathoGenesis entered into employment agreements with each of our senior executives, including the Named Executive Officers. Each such agreement provides for the payment of compensation and benefits if the executive's employment is terminated following a change in control of PathoGenesis. Each executive whose employment is terminated within two years following a change in control will receive compensation under the agreement only if the termination was by the company without cause or by the executive for good reason. Once effective, the agreements provide, in addition to unpaid ordinary compensation and benefits, a lump sum cash payment equal to two times (three times in the case of the Chief Executive Officer) the executive's annual compensation and certain other benefits, including assistance in outplacement.

                            PERFORMANCE COMPARISON*

     The graph below compares the cumulative total return on PathoGenesis common stock since November 22, 1995 (the date the common stock began trading on the Nasdaq Stock Market) through December 31, 1998 with the cumulative total return of the Nasdaq Stock Market Total Return Index and the Nasdaq Pharmaceuticals Stock Index. Cumulative total return values were calculated assuming an investment of $100 on November 22, 1995 and reinvestment of dividends. The historical stock price performance is not necessarily indicative of future results.

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                           Nasdaq
                       Pathogenesis        Nasdaq      Pharmaceuticals
         Date          Corporation      Stock Market     Stock Index
      11/29/1995         100.000           100.000         100.000
      12/29/1995         110.000           103.294         120.877
      03/29/1996         163.750           108.107         125.772
      06/28/1996         155.000           116.930         122.179
      09/30/1996         177.500           121.073         124.983
      12/31/1996         217.500           127.022         121.253
      03/31/1997         250.000           120.133         115.156
      06/30/1997         291.250           142.208         124.317
      09/30/1997         355.000           166.284         139.449
      12/31/1997         371.250           155.789         125.205
      03/31/1998         335.000           182.305         137.633
      06/30/1998         290.000           187.278         127.367
      09/30/1998         333.750           169.175         120.160
      12/31/1998         580.000           219.515         159.277

CRSP Total Returns for:                        11/22/95        12/29/95        12/31/96        12/31/97        12/31/98
---------------------------------------       ---------       ---------       ---------       ---------       ---------
PathoGenesis Corporation                      $  100.00       $  110.00       $  217.50       $  371.25       $  580.00
Nasdaq Stock Market                              100.00          103.30          127.02          155.79          219.52
Nasdaq Pharmaceuticals Stock Index               100.00          120.88          121.25          125.21          159.28

     Cumulative total return, assuming an investment of $100 on November 22, 1995, for PathoGenesis common stock through March 31, 1999 was $133.10.


*Source: Center for Research in Security Prices (CRSP)

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains certain information on beneficial ownership of the common stock as of April 3, 1999, by (i) each of our directors and Named Executive Officers, (ii) our Corporate Secretary, (iii) all of the foregoing individuals as a group, and (iv) other owners, known to us as of February 15, 1999 (unless otherwise indicated), of more than 5% of the outstanding PathoGenesis common stock.

                                                Shares Beneficially Owned(1)(2)
                                                -------------------------------
Name                                                    Number    Percent(3)
----                                                   ---------  ----------
Wilbur H. Gantz(4)...................................    727,824     4.34%
John L. Gordon.......................................     19,232        *
Elizabeth M. Greetham(5).............................     26,771        *
Alan R. Meyer........................................    116,662        *
Michael J. Montgomery(6).............................     36,264        *
Arthur W. Nienhuis, M.D..............................     10,000        *
Talat M. Othman......................................     40,732        *
Eugene L. Step.......................................     42,500        *
James R. Tobin.......................................     23,650        *
Fred Wilpon(7).......................................    872,982     5.31
A. Bruce Montgomery, M.D.(8).........................    132,290        *
Marc F. Wipperman....................................     37,466        *
Marvin B. Tepper(9)..................................    847,732     5.16
All foregoing persons
   as a group (thirteen persons) (4)(5)(6)(7)(8)(9)..  2,134,105    12.33
Saul B. Katz(10).....................................    855,000     5.22
Marsh & McLennan Companies, Inc.(11).................  1,702,730    10.40
Morgan Stanley Dean Witter & Co.(12).................    890,339     5.46
Rainier Investment Management, Inc.(13)..............    893,908     5.50
Scudder Kemper Investments, Inc.(14).................  1,163,000     7.10
T. Rowe Price Associates, Inc.(15)...................    984,725     6.00

-------------
*Less than 1%.

(1) Unless otherwise indicated, the persons named in the table above have sole voting and investment power over all shares beneficially owned by them, subject to applicable community property laws. Beneficially owned shares include shares subject to options exercisable within 60 days after April 3, 1999.

(2) Includes shares subject to options that were exercisable within 60 days of April 3, 1999 as follows: Mr. Gantz--378,749; Mr. Gordon--19,232; Ms. Greetham--24,000; Mr. Meyer--110,000; Mr. M. Montgomery--27,482; Dr.
     Nienhuis--10,000; Mr. Othman--40,732; Mr. Step--37,500; Mr. Tobin--11,500;
     Mr. Wilpon--53,982; Dr. A. B. Montgomery-- 119,374; Mr. Tepper--47,732; Mr.
     Wipperman--36,250.

(3) Based on 16,393,094 shares outstanding as of April 3, 1999, unless otherwise indicated. In computing the percentages shown in the table, shares subject to options held by a named person that are exercisable within 60 days after April 3, 1999 are treated as outstanding in determining the percentage ownership of that person.

(4) Includes (i) 18,750 shares held by The Wilbur H. Gantz 1992 Irrevocable GST Trust, of which Mr. Gantz is Trustee and (ii) 112,500 shares held by The Wilbur H. Gantz 1992 Irrevocable Children's Trust, as to all such shares Mr. Gantz disclaims beneficial ownership. Also includes 1,875 shares held by Mr. Gantz's wife and 25,850 shares held by a trust for her benefit, although Mr. Gantz disclaims beneficial ownership of shares held by Mrs. Gantz and that trust.

(5)  Includes 2,771 shares held through an investment fund.

(6) Includes 532 shares owned by Mr. Montgomery's minor children. Does not include shares beneficially owned by A. Bruce Montgomery.

(7) Includes (i) 800,000 shares held by Sterling PathoGenesis Company, of which Mr. Wilpon is managing partner; (ii) 9,000 shares held jointly with Mr. Wilpon's wife; and (iii) 10,000 shares held jointly with a partner in Sterling PathoGenesis Company. Mr. Wilpon disclaims beneficial ownership of such 819,000 shares except to the extent of his pecuniary interest.

(8) Includes 6,400 shares owned by Dr. Montgomery's wife as custodian for minor children, as to which Dr. Montgomery disclaims beneficial ownership. Does not include shares beneficially owned by Michael J. Montgomery.

(9) Includes 800,000 shares held by Sterling PathoGenesis Company, of which Mr. Tepper is a partner. Mr. Tepper disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(10) Based on Schedule 13G filed on September 3, 1998 by Saul B. Katz, c/o Sterling PathoGenesis Company, 575 Fifth Avenue, New York, New York 10017, reporting beneficial ownership as of August 20, 1998 and includes (i) 5,000 shares owned jointly with such individual's spouse, (ii) 800,000 shares held by Sterling PathoGenesis Company, of which such individual is a partner (of which Fred Wilpon, one of our directors, and Marvin B. Tepper, our Corporate Secretary, are also partners), and (iii) 10,000 shares held jointly with a partner in Sterling PathoGenesis Company, as to all such shares he disclaims beneficial ownership except to the extent of his pecuniary interest.

(11) Based on Schedule 13G filed on March 10, 1999 by Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036, reporting beneficial ownership as of December 31, 1998. The Schedule 13G states that: (i) Putnam Investment Management, Inc. ("PIM"), an investment adviser, beneficially owns 1,637,230 shares and has shared investment power and no voting power over all such shares; (ii) The Putnam Advisory Company, Inc. ("PAC"), an investment adviser, beneficially owns 65,500 shares and has shared voting power over 25,700 shares and shared investment power over all 65,500 shares; (iii) Putnam Investments, Inc., a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. and the parent company of PIM and PAC, may be deemed to beneficially own the shares beneficially owned by PIM and PAC and to have shared voting power and shared investment power over the shares to same extent as PIM or PAC, and (iv) Marsh & McLennan Companies, Inc. and Putnam Investments, Inc. disclaim beneficial ownership of all such shares.

(12) Based on Schedule 13G filed on February 2, 1999 by Morgan Stanley Dean Witter & Co., 1585 Broadway, New York, New York 10036, reporting beneficial ownership as of December 31, 1998. The Schedule 13G states that Morgan Stanley Dean Witter & Co., an investment adviser, has shared voting power over 829,600 shares and shared investment power over 890,339 shares.

(13) Based on Schedule 13G filed on July 8, 1998 by Rainier Investment Management, Inc., 601 Union Street, Suite 2801, Seattle, Washington 98101. The Schedule 13G states that Rainier Investment Management, Inc., an investment adviser, has sole voting power over 795,477 shares and sole investment power over 893,908 shares.

(14) Based on Schedule 13G filed on February 11, 1999 by Scudder Kemper Investments, Inc., 345 Park Avenue, New York, New York 10154, reporting beneficial ownership as of December 31, 1998. The Schedule 13G states that Scudder Kemper Investments, Inc., an investment adviser, has sole voting power over 582,100 shares, shared voting power over 388,300 shares and shared investment power over 1,163,000 shares.

(15) Based on Schedule 13G filed on February 10, 1999 by T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, Maryland 21202, reporting beneficial ownership as of December 31, 1998. The Schedule 13G states that T. Rowe Price Associates, Inc., an investment adviser, has sole voting power over 88,725 shares and shared investment power over 984,725 shares, but T. Rowe Price Associates, Inc. disclaims beneficial ownership of such shares.

Did directors and executive officers comply with
Section 16(a) beneficial ownership reporting requirements in 1998?

     Based on our review of filings with the Securities and Exchange Commission and written representations furnished to us, we believe that in 1998 our directors and executive officers filed reports required under section 16(a) of the Securities Exchange Act of 1934 on a timely basis except for the late filing of the initial report on Form 3 of Arthur W. Nienhuis.

                                   PROPOSAL 2
                    APPROVAL OF THE PATHOGENESIS CORPORATION
                                1999 STOCK PLAN

     We ask for your approval of the PathoGenesis Corporation 1999 Stock Plan, which we shall refer to as the 1999 Plan in the remainder of this discussion.

     We expect that our pool of shares for stock option grants under our earlier plans will be exhausted before year-end. In view of our emphasis on pay for performance, it is crucial that we give employees incentives to increase return to shareholders. We grant stock options to buy our stock at the current market price on the grant date. As a result, an optionee will benefit when our share price increases above the option exercise price and the option is exercised, in which case shareholders also will benefit from the increased value of their stock. We make every effort to balance potential dilution to shareholders with motivation to employees. Although stock options are potentially dilutive, they help us compete for talent in our fiercely competitive industry. We believe that the potential reward offered by stock options enables us to attract and retain employees who otherwise would not be willing to provide their services at the level of fixed compensation and benefits we can offer. The fact that our employees are willing to accept stock options as part of their compensation demonstrates their commitment to the company's long-term success. For these reasons, the board believes that it is in the best interests of PathoGenesis and our shareholders to adopt a new stock-based incentive plan at this time. The board adopted the 1999 Plan on April 13, 1999, subject to your approval at the annual meeting.

     We intend to continue our practice of granting options to employees upon employment and, depending on individual and company performance, periodically thereafter. The board has adopted a separate broad-based plan in which employees (other than officers) may participate and under which options for up to 600,000 shares of common stock may be granted. We expect to make grants under the 1999 Plan principally to executive officers and directors. For the same reasons it adopted the 1999 Plan, the board believes that the potential dilution resulting from stock option grants under the broad-based plan should be outweighed by increases in the value of our common stock above the option exercise price.

     We summarize below certain key features of the 1999 Plan. Because it is a summary, it may not contain all the information that is important to you. Please read the full text of the 1999 Plan, which we have included as Appendix A, before you decide how to vote.

                          Description of the 1999 Plan

Purpose and Eligibility     We believe the 1999 Plan will help us attract,
                            retain and motivate employees, officers, directors, consultants, independent contractors and other agents of the company and our subsidiaries by providing them with the opportunity to earn incentive compensation directly linked to the long-term value of our common stock. If the market value of our common stock increases, optionees will receive value, as will our shareholders.


Shares Available:           Our board has authorized a total of 800,000 shares
Overall Limit               of common stock for issuance under the 1999 Plan.
                            Shares covered by awards granted under the 1999 Plan that wholly or in part are not earned, or that expire or are forfeited, terminated, cancelled, settled in cash, payable solely in cash or exchanged for other awards, do not count toward the overall limit.

                            If our capitalization changes or if there is a merger or a similar transaction, we will adjust the number of shares and the kind of shares available for issuance and the other limits under the 1999 Plan. In addition to new shares, we may issue treasury shares (previously issued shares which we subsequently repurchased and hold in our treasury).

Special Limits              Limit on Incentive Stock Options. Under the 1999
                            Plan, we may not grant incentive stock options for more than 800,000 shares. If an incentive stock option is not exercised, the unissued shares will be available for other incentive stock options. We can only grant incentive stock options to individuals who at the time of grant are employees of PathoGenesis or a subsidiary. "Incentive stock options" are options described in Section 422 of the Internal Revenue Code which provide certain tax advantages for participants who receive such options.

                            Stock Award Limit. We may not issue more than 500,000 shares under the 1999 Plan in connection with awards of restricted stock or restricted stock units.

                            Individual Limit. In any period of three consecutive fiscal years of the company, no individual may receive (i) stock options and stand-alone stock appreciation rights that total more than 500,000 shares or (ii) more than 500,000 shares (or their cash equivalent) relating to awards, other than stock options and stock appreciation rights, that are subject to "qualified performance-based criteria," as described below.

Administration              The Compensation and Nominating Committee of our
                            board will administer the 1999 Plan. In general, the committee has full discretion to select participants, determine the forms, terms and conditions of awards, and adopt rules, regulations and guidelines for the proper administration of the 1999 Plan. The committee may delegate certain of its duties, power and authority to our officers.

Awards:                     The 1999 Plan permits the grant of any form of
General                     award, including, but not limited to, stock options,
                            stock appreciation rights (either in tandem with stock options or on a stand-alone basis), stock awards, stock bonuses, and other awards valued in whole or in part by reference to, or otherwise based on, our common stock.

                            The committee will determine vesting,
                            exercisability, payment and other restrictions applicable to an award.

Stock Options               Stock options may be incentive stock options or non-
                            qualified stock options. The exercise price of any stock option must be at least equal to the fair market value of our common stock on the grant date.
                            Stock options typically will have terms of no more than ten years, and incentive stock options may not have terms longer than ten years. Although the committee has the discretion to determine otherwise, we expect that most stock options will vest over a period of four years after the grant date and will become fully vested upon a change in control of PathoGenesis.

                            The exercise price of a stock option must be paid in full in cash at the time of exercise or, if permitted by law and as permitted by the committee, by (i) tendering common stock (which, if not purchased on the open market, the optionee must have held for at least six months) and/or surrendering another award, (ii) cashless exercise, or (iii) any combination of (i) and (ii). Cashless exercise allows employees to sell immediately some or all of the shares to be issued upon exercise to pay the exercise price and to satisfy tax withholding obligations.

Replenishment Options       In order to increase and encourage employee stock
                            ownership, the committee may authorize the grant of replenishment options in connection with stock options, subject to availability of shares.
                            Replenishment options will provide the optionee who surrenders shares of common stock in payment of the exercise price of an option (and, if permitted by law and the committee, to satisfy tax withholding obligations) with an option to purchase a number of shares equal to the number surrendered. The replenishment option will have an exercise price equal to the fair market value on the date such replenishment option is granted and will have a term equal to the remaining term of the original option.

Stock Appreciation Rights   Stock appreciation rights entitle an employee to
                            receive the excess, if any, of the fair market value on the date of exercise over the exercise price of the stock appreciation right or, in the case of a tandem stock appreciation right, the option exercise price of the related stock option.

Stock Awards                Stock awards are rights to receive shares of our
                            common stock (or their cash equivalent or a combination of both). The committee may impose restrictions on transfer, vesting conditions and other conditions in its discretion. An award made in stock or denominated in units to acquire common stock that is subject to restrictions on transfer and/or forfeiture provisions may be referred to as an award of restricted stock, restricted stock units or long-term performance incentive units.

Other Awards                The committee may grant other awards valued in whole
                            or in part by reference to our common stock, which may be granted either alone or in addition to other awards under the 1999 Plan.

Qualified Performance-    Awards intended to qualify as performance-based
Based Criteria            compensation under Section 162(m) of the Internal
                          Revenue Code (see "Federal Income Tax Consequences" below) may be made subject to "qualified performance-based criteria." The committee shall establish objective performance goals for such awards, which shall require the achievement by the company as a whole, by a division or unit of the company, or by the participant individually, of goals based on one or more of the following: (i) any profit-related return ratio, (ii) earnings per share of common stock, (iii) net income (before or after interest, taxes, depreciation and/or amortization), (iv) total shareholder return, (v) return on assets, (vi) market share, (vii) cost reduction goals, (viii) cash flow,
                          (ix) stock price, (x) margins, (xi) increase in revenue, and (xii) any combination of, or a specified increase in, any of the foregoing, in each case, as determined in accordance with generally accepted accounting principles.

                          The goals for qualified performance-based awards must be established by the committee before one-quarter of the performance period has passed (e.g., by the end of the third month of our fiscal year in the case of an award based on performance during the fiscal year). The committee must certify that the performance goal has been met before the award can be paid.

                          A participant may not receive awards subject to qualified performance-based criteria covering more than 500,000 shares over three consecutive fiscal years. For purposes of applying that limit, an award payable in cash is treated as a payment of the number of shares based on which the payment is computed. If a cash award is not computed on the basis of a specific number of shares, it is converted into shares by dividing the amount of the award by the fair market value of the stock on the last day of the award's performance period.

Amendment                 We may amend, suspend or terminate the 1999 Plan at
                          any time. The committee may amend the terms of any outstanding award. However, we will not amend the 1999
                          Plan without shareholder approval if that would preclude the 1999 Plan from qualifying for or complying with any tax or regulatory requirement that our board determines to be necessary or desirable. The committee may not amend the terms of any option to reduce the exercise price. Also, we may not amend, suspend or terminate the 1999 Plan, nor can the committee amend any outstanding award, without a participant's consent if it would adversely affect the participant's rights under such award.

Effectiveness and Term         The 1999 Plan shall take effect only upon your
                               approval at the annual meeting. Section 162(m) of the Internal Revenue Code requires shareholder approval of "qualified performance-based criteria" every five years. Therefore, we expect to submit the 1999 Plan to shareholders for reapproval at the 2004 annual meeting. Subject to such shareholder reapproval, the 1999 Plan will remain in effect until the tenth anniversary of the date on which it is originally approved.

                        Federal Income Tax Consequences

     The following discussion is only a summary of general federal income tax consequences to the company and participating employees, and does not cover all possible federal, state or local income tax consequences of participation in the 1999 Plan.

Grant of Awards                The grant of a stock option, stock appreciation
                               right or restricted stock award has no immediate federal income tax consequences. The participant will not recognize any income and the company will not be entitled to any tax deduction.
                               However, in the case of a restricted stock award, the participant may elect to recognize income at the time the award is granted as described under "Awards Payable in Restricted Stock" below.

Exercise of Non-Qualified      The optionee will generally recognize ordinary
Stock Options                  income in an amount equal to the excess of the
                               fair market value of the shares on the exercise date over the option exercise price.

Exercise of Stock              The participant will generally recognize ordinary
Appreciation Rights            income on the exercise date in an amount equal to
                               any cash and the fair market value of any unrestricted shares received.

Awards Payable in Restricted   In the case of an exercise of a stock option or
Restricted Stock               stock appreciation right payable in restricted
                               stock, or in the case of an award of restricted stock, the immediate federal income tax effect for the recipient will depend on the nature of the restrictions. Generally, the fair market value of the stock will not be taxable to the recipient as ordinary income until the year in which his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the recipient may elect to recognize income when the stock is received, rather than when his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. If the recipient makes this election, the amount taxed to the recipient as ordinary income is determined as of the date of receipt of the restricted stock.

Exercise of Incentive          There is generally no income tax liability at the
Stock Options                  time of exercise of an incentive stock option,
                               unless the participant exercises the option more than three months (one year if the participant is disabled) after terminating employment. However, the excess of the fair market value of the stock on the exercise date over the option exercise price is included in the optionee's income for purposes of the alternative minimum tax. The optionee will realize a long-term capital gain or loss upon a sale of the stock, equal to the difference between the option price and the sale price, if he or she does not sell the stock before one year from the date of the exercise or two years from the date of the stock option grant, whichever is later. If the optionee has not held the stock for the required period, ordinary income tax treatment will apply to the excess of the fair market value of the stock on the date of exercise over the option exercise price (or, if less, the amount of gain realized on the disposition of the stock), and the balance of any gain or any loss will be treated as capital gain or loss (long-term or short-term, depending on whether the optionee has held the shares for more than one year).

Tax Deductions by the          Upon the exercise of a non-qualified stock
Company                        option, the exercise of a stock appreciation
                               right, the award of unrestricted stock, the recognition of income on restricted stock, or the disqualifying sale of shares (within one year after acquisition or two years after the option grant) acquired on exercise of an incentive stock option, we generally will be allowed an income tax deduction equal to the ordinary income recognized by a participant. We will not receive an income tax deduction as a result of the exercise of an incentive stock option, regardless of whether the participant recognizes income at the time of exercise. When a cash payment is made pursuant to an award, the recipient will recognize the amount of the cash payment as ordinary income, and we will generally be entitled to a deduction in the same amount, subject to the restrictions described on the next page.

Tax Deductions by the          We may be unable to deduct amounts that would
Company (cont'd)               otherwise be deductible under the rules described
                               above (a) if it is determined that the amount paid does not constitute reasonable compensation;
                               (b) if the amount paid constitutes part of the acquisition price of another business or is otherwise required to be capitalized; (c) if we fail to comply with requirements relating to the proper reporting of compensation and tax withholding; (d) if the services with respect to which the compensation is paid are rendered to an affiliate of the company that does not file a consolidated federal income tax return with the company; or (e) if Section 162(m) of the Internal
                               Revenue Code applies. Section 162(m) provides in general that a publicly traded company may not deduct more than $1 million in compensation paid in any one calendar year to its chief executive officer or to any other executive officer whose compensation is required to be disclosed in its proxy statement. Certain types of compensation, including qualified performance-based compensation, are exempt from this limitation. We believe that the following types of income will constitute qualified performance-based compensation for purposes of Section 162(m):
                               income realized upon the exercise of stock options and stock appreciation rights granted by the Compensation and Nominating Committee, and other awards that are made by the committee subject to "qualified performance-based criteria" as described on page 20.

     Adoption of the 1999 Plan. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the meeting is necessary to approve the adoption of the 1999 Plan.

--------------------------------------------------------------------------------
  The board recommends a vote FOR the approval of the PathoGenesis Corporation
                                1999 Stock Plan.
--------------------------------------------------------------------------------


                                  PROPOSAL 3
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Our board of directors has selected KPMG LLP as independent auditors for 1999. We ask you to ratify that selection at the annual meeting.

     We expect representatives of KPMG LLP to be available at the meeting to answer appropriate questions, and may make a statement if they desire to do so.

--------------------------------------------------------------------------------
The board recommends a vote FOR the ratification of the appointment of KPMG LLP as independent auditors of PathoGenesis for 1999.
--------------------------------------------------------------------------------

                                 OTHER MATTERS

     As of the date of this proxy statement, we do not know of any matter to be acted on at the meeting other than those discussed in this proxy statement. Under our by-laws, generally no business other than the proposals discussed in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the meeting, your proxies will act on the matter according to their best judgment.


                            ADDITIONAL INFORMATION

     Who pays for this proxy solicitation? PathoGenesis will bear the cost of this proxy solicitation. In addition to mailing proxy solicitation material, our officers and employees may solicit proxies in person or by facsimile, telephone or other electronic means. They will not receive any special compensation for that service, but PathoGenesis will reimburse them for any out-of-pocket expenses. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy material to the beneficial owners to obtain authority to execute proxies, and will reimburse those entities for reasonable expenses. We have engaged Morrow & Co. to assist in the solicitation of proxies from shareholders for a fee estimated at approximately $12,500, plus reimbursement of out-of-pocket expenses.

     How can a shareholder proposal be submitted for the 2000 annual meeting? Under our by-laws, if you intend to present a proposal at our 2000 annual meeting of shareholders, you must give timely written notice to the company's Secretary. To be timely, your notice must be received at our principal office at 201 Elliott Avenue West, Seattle, Washington 98119 not less than 60 days nor more than 90 days before June 2, 2000. If, however, we advance or delay the 2000 annual meeting by more than 60 days of that date, your notice will have to be received at our principal office not earlier than the 90th day before the annual meeting date and not later than the close of business on the later of (i) the 60th day before the annual meeting date or (ii) the 10th day following the day we announce publicly the annual meeting date. (You may obtain a copy of the by-law provisions governing the requirements for notice by writing to our Secretary at our principal office.) However, the proposal must be received by our Secretary no later than December 20, 1999, and comply with other applicable rules of the Securities and Exchange Commission, in order to be included in the proxy statement for the 2000 annual meeting.

     If you would like a copy of our annual report to the Securities and Exchange Commission on Form 10-K for 1998, please write to: Investor Relations, PathoGenesis Corporation, 201 Elliott Avenue West, Seattle, Washington 98119. The company will provide a copy of the report to you at no charge.

                                Marvin B. Tepper
                                Secretary

                                                                      APPENDIX A

                           PathoGenesis Corporation

                                1999 STOCK PLAN



     1. Purpose. The PathoGenesis Corporation 1999 Stock Plan (the "Plan") is intended to promote the interests of PathoGenesis Corporation ("PathoGenesis") and its shareholders by providing employees, officers, directors, consultants, independent contractors and other agents of the Company (as defined below) with appropriate incentives and rewards to attract and retain their services and to encourage them to acquire a proprietary interest in the long-term success of the Company.

     2.   Definitions. As used in the Plan:

     (a) "Agreement" shall mean a written agreement between PathoGenesis and a Participant evidencing an Award.

     (b) "Award" shall mean any stock option, stock appreciation right, restricted stock or unit, stock bonus or other award, whether granted singly, in combination or in tandem, to a Participant pursuant to the terms of the Plan.

     (c)  "Board" shall mean the Board of Directors of PathoGenesis.

     (d) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

     (e) "Committee" shall mean the Compensation and Nominating Committee of the Board or such other committee as the Board may authorize to administer the Company's stock option plans. If any time any member of such Committee is not both an "outside director" (as defined in Section 162(m) of the Code) and a "non-employee director" (as defined in Rule 16b-3), the term "Committee" shall mean a subcommittee consisting of all members who are both outside directors and non-employee directors.

     (f) "Common Stock" shall mean common stock, par value $.001 per share, of PathoGenesis, or any security substituted for such stock pursuant to Section 3.3.

     (g) "Company" shall mean PathoGenesis Corporation and shall include (1) any "parent" or "subsidiary" (as such terms are defined in Section 424 of the Code) of PathoGenesis and (2) any other entity in which PathoGenesis has a significant equity or other interest as determined by the Committee.

     (h) "Effective Date" shall mean the date upon which this Plan is adopted by the shareholders of PathoGenesis.

     (i) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (j) "Fair Market Value" per share of Common Stock shall mean (1) the closing sale price per share of Common Stock on the national securities exchange on which such stock is principally traded for the date in question on which there was a reported sale of such stock on such exchange (or, if no sales of Common Stock were made on that date, the closing sale price as reported for the most recent preceding day on which there was a reported sale of such stock), or (2) if the Common Stock is not then traded on a national securities exchange, the closing sale price per share of Common Stock as reported on the Nasdaq Stock Market for the date in question (or, if no sales of Common Stock were made on that date, the closing sale price as reported for the most recent preceding day on which there was a reported sale of such stock), or (3) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such shares is not otherwise readily ascertainable, such value as determined by the Committee in good faith.

     (k) "Incentive Stock Option" shall mean a stock option that is an "incentive stock option" within the meaning of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

     (l) "Non-Qualified Stock Option" shall mean a stock option other than an Incentive Stock Option.

     (m) "Participant" shall mean (1) an employee, officer, director, consultant, independent contractor or other agent of the Company to whom an Award is granted pursuant to the Plan and (2) upon the death of an individual described in clause (1), his or her successors, heirs, executors or administrators, as the case may be.

     (o) "Rule 16b-3" shall mean the Rule 16b-3 promulgated under the Exchange Act, as amended.

     (p)  "Securities Act" shall mean the Securities Act of 1933, as amended.

     3.   Shares Subject to the Plan.

     3.1 Shares Available for Awards. The maximum number of shares of Common Stock reserved for issuance under the Plan shall be equal to the sum (subject to adjustment as provided herein) of: 800,000 shares. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in PathoGenesis' treasury. For purposes of determining the number of shares of Common Stock issued the Plan, no shares shall be deemed issued until they are actually delivered to a Participant, or such other person in accordance with
Section 18. Shares covered by Awards under the Plan that either wholly or in part are not earned, or that expire or are forfeited, terminated, cancelled, settled in cash, payable solely in cash or exchanged for other awards, shall be available for future issuance pursuant to Awards granted under the Plan. The grant of a tandem SAR shall not reduce the number of shares of Common Stock with respect to which Awards may be granted pursuant to the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

     3.2 Plan Limits. The following limits shall be in addition to the limit in Section 3.1:

          3.2.1 The maximum of shares of Common Stock that may be issued in connection with Incentive Stock Options shall be the sum of 800,000. For purposes of the preceding sentence, shares that are subject to an Incentive Stock Option that is forfeited, expires unexercised, or settled by the payment of cash (under a tandem SAR or otherwise) shall not be considered issued.

          3.2.2 The maximum number of shares of Common Stock that may be issued in connection with Awards of restricted stock or restricted stock units shall be 500,000.

          3.2.3 The maximum number of shares of Common Stock that may be issued to any one individual in connection with Awards that are subject to performance goals under Section 6.6 (other than stock options and SARs) shall not exceed 500,000 in any period of three consecutive fiscal years of PathoGenesis. For purposes of the preceding sentence, any cash payment shall be deemed to be the issuance of the number of shares of Common Stock with respect to which the cash payment is calculated or, if the payment is not so calculated, a number of shares of Common Stock equal to the amount of such payment divided by the Fair Market Value per share of Common Stock on the last day of the performance period with respect to which the Award is determined.

          3.2.4 No individual may receive Awards of stock options and stock appreciation rights under the Plan with respect to more than 500,000 shares in any period of three consecutive fiscal years of PathoGenesis. For this purpose, a tandem SAR shall not be counted in addition to the underlying stock option.

     3.3 Adjustment to Reflect Capital Changes. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate action or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (a) the number and kind of shares of Common Stock that may then be issued in connection with Awards, (b) the number and kind of shares of Common Stock issued or issuable in respect of outstanding Awards, (c) the option exercise price, grant price or purchase price relating to any Award, and (d) the maximum number of shares subject to Awards that may be awarded under the Plan or to any Participant pursuant to Section 3.2; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code.

     4.   Administration of the Plan.

     4.1 The Committee. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to and not inconsistent with the express provisions of the Plan, to (a) select persons to whom Awards from time to time may be granted under the Plan, (b) determine the type or types of Award to be granted to each Participant, (c) determine the number of shares of Common Stock to be covered by each Award granted, (d) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted, (e) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or cancelled or suspended, (f) determine whether, to what extent and under what circumstances cash, shares of Common Stock and other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant, (g) interpret and administer the Plan and any instrument or agreement entered into under the Plan, (h) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, and (i) make any other determination and take any other action that it deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all interested parties. A majority vote of the members of the Committee may determine its actions. Any decision or determination reduced to writing and signed by all of the members shall be fully as effective as if it had been made at a meeting duly called and held.

     4.2 Delegation. The Committee may delegate to the Chief Executive Officer of the PathoGenesis (or to such other officer or officers of PathoGenesis as the Chief Executive Officer may designate, acting under his supervision), subject to such limitations as the Committee may determine, the right to grant Awards to Participants who are not officers or directors of PathoGenesis; provided, however, that no Award shall be granted pursuant to such delegation to any person to whom the Committee could not have granted an Award.

     5. Eligibility. The persons who shall be eligible to receive Awards under the Plan shall be such employees, officers, directors, consultants, independent contractors and other agents of the Company as the Committee shall select from time to time; provided, however, an Incentive Stock Option may be granted only to a person who, at the time the Incentive Stock Option is granted, is an employee of the Company (determined without regard to Section 2(g)(2)).

     6. Awards under the Plan; Agreements. The Committee shall determine the type or types of Award(s) to be made to each Participant. The Committee may grant Awards singly, in combination or in tandem and in such amounts and with such terms and conditions (including vesting criteria based on continued service and/or attainment of pre-established performance goals (which may, but need not, be those set forth in Section 6.6)) as the Committee shall determine, subject to the provisions of the Plan. Each Award granted under the Plan (except as unconditional stock bonus) shall be evidenced by an Agreement which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable. By accepting an Award, a Participant thereby agrees that the award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.

     6.1 Stock Options; Limitations on Incentive Stock Options; Replenishment Options.

          6.1.1 Each stock option shall be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. Each Agreement with respect to a stock option shall set forth the option exercise price payable by the Participant to PathoGenesis upon exercise of the stock option. The option exercise price per share shall be determined by the Committee; provided, however, that the option exercise price shall in no event be less than the Fair Market Value per share of Common Stock on the date of grant.

          6.1.2 No Incentive Stock Option shall be exercisable more than 10 years after the date of grant. No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of PathoGenesis unless (a) the option exercise price of such Incentive Stock Option is at least 110% of the Fair

     Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (b) such Incentive Stock Option has a term not exceeding five years. To the extent that the aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (determined without regard to Section 2(g)(2)) shall exceed $100,000, such stock options shall be treated as Non-Qualified Stock Options. Such Fair Market Value shall be determined as of the date of grant.

          6.1.3 The Committee shall have the authority to specify, at the time of grant or, with respect to Non-Qualified Stock Options, at or after the time of grant, that a Participant shall be granted a new Non-Qualified Stock Option (a "Replenishment Option") for a number of shares equal to the number of shares surrendered by the Participant upon exercise of all or a part of a stock option, subject to the availability of shares of Common Stock under the Plan at the time of such exercise. Each Replenishment Option shall cover a number of shares of Common Stock equal to the number of shares of Common Stock surrendered in payment of the option exercise price under the original stock option or withheld (and, if so determined by the Committee, to satisfy tax withholding obligations) resulting from the exercise of the original stock option, shall have an option exercise price per share equal to the Fair Market Value per share of Common Stock on the date of grant of such Replenishment Option, shall expire on the stated expiration date of the original stock option, and shall be subject to such conditions as may be specified by the Committee in its discretion, subject to the terms of the Plan.

     6.2 Stock Appreciation Rights. The Committee may grant stand-alone stock appreciation rights ("SAR") or grant, in connection with any stock option granted hereunder, one or more tandem SARs relating to a number of shares of Common Stock less than or equal to the number of shares of Common Stock subject to the related stock option. The exercise of an SAR with respect to any number of shares of Common Stock shall entitle the Participant to a payment, for each such share, equal to the excess of (a) the Fair Market Value per share of Common Stock on the exercise date over (b) the exercise price of the SAR or, in the case of a tandem SAR, the option exercise price of the related stock option.

          6.2.1 A tandem SAR may be granted in connection with a stock option only at the same time that such stock option is granted; provided, however a tandem SAR granted in connection with a Non-Qualified Stock Option may be granted subsequent to the time that such Non-Qualified Stock Option was granted. A tandem SAR shall be exercisable only if and to the extent that its related stock option is exercisable. The exercise of a tandem SAR with respect to a number of shares of Common Stock shall cause the immediate and automatic cancellation of its related Option with respect to an equal number of shares. The exercise of an Option, or the cancellation, termination or expiration of an Option (other than pursuant to this Section 6.2.1), with respect to a number of shares of Common Stock shall cause the automatic and immediate cancellation of any related Tandem Shares to the extent of the number of shares of Common Stock subject to such Option which is so exercised, canceled, terminated or expired.

          6.2.2 The exercise price per share of a stand-alone SAR shall be determined by the Committee at the time of grant but shall not be less than the Fair Market Value per share of Common Stock on the date of grant.

     6.3 Stock Awards. A stock award is a right to receive shares of Common Stock (or their cash equivalent or a combination of both). All or part of any stock award may be subject to conditions established by the Committee, and set forth in the Agreement, which may include, but are not limited to:

(i) continuous service with the Company; (ii) increases in specified indices; and (iii) attainment of performance goals, including but not limited to those described in Section 6.6. An Award made in stock or denominated in units to acquire Common Stock that is subject to restrictions on transfer and/or forfeiture provisions may be referred to as an Award of restricted stock, restricted stock units or long-term performance incentive units.

     6.4 Stock Bonuses. In the event that the Committee grants a stock bonus, a certificate for the shares of Common Stock comprising such stock bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

     6.5 Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of shares of Common Stock to be granted pursuant to such Other Awards and all other conditions of such Other Awards.

     6.6 Performance Based Awards. The payment or vesting of any Award may, in the Committee's discretion, be conditioned in whole or in part upon the attainment, or the extent of attainment, by the Company, a division or unit of the Company, or the Participant of objective performance goals pre-established by the Committee, based on one or more of the following criteria: (a) any profit-related return ratio; (b) earnings per share of Common Stock; (c) net income (before or after interest, taxes, depreciation and/or amortization); (d) total shareholder return; (e) return on assets; (f) market share; (g) cost reduction goals; (h) cash flow; (i) stock price; (j) margins; (k) increase in revenues; and (l) any combination of, or a specified increase in, any of the foregoing; in each case as is applicable determined in accordance with generally accepted accounting principles. Such performance goals shall be established by the Committee prior to the expiration of 25% of the time period to which the performance goal relates, and payment or vesting of any Award subject to such performance goals shall be conditioned upon certification by the Committee that the performance goals have been attained. Awards that are made subject to performance goals described in this Section 6.6 are intended to qualify as performance based compensation under Section 162(m) of the Code, and the provisions of this Section 6.6 shall be so interpreted and applied.

     7. Payment of Awards. Payment of Awards may be made in the form of cash, stock or combinations thereof and may include such restrictions as the Committee shall determine. Dividends and dividend equivalent rights may be extended to and made part of any Award denominated in stock or units stock, subject to such terms, conditions and restrictions as the Committee may establish. Subject to the overall limitation on the number of shares that may be delivered under the Plan, the Committee may, in addition to granting Awards under Section 6, use available shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including those of any entity acquired by the Company.

     8. Stock Option Exercise. A stock option may be exercised for all or any portion of the shares as to which it is exercisable. The price at which shares of Common Stock may be purchased under a stock option shall be paid in full in cash at the time of the exercise or, to the extent permitted by law and as permitted by the Committee from time to time, by other means, including (i) tendering Common Stock (which, if not purchased on the open market, the Participant must have held for at least six months) or surrendering another Award or any combination thereof, (ii) authorizing a third party to sell shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to PathoGenesis a sufficient portion of the sale proceeds to pay for all the shares acquired through such exercise and any tax withholding obligations resulting from such exercise, or (iii) any combination of (i) and
(ii). The Committee shall determine acceptable methods of tendering Common Stock or other Award to exercise a stock option as it deems appropriate. For the purpose of assisting an Optionee to exercise an option, the Company may make loans to the Optionee on such terms and conditions as the Committee may authorize.

     9. Rights As Shareholder. No person shall have any rights as a shareholder with respect to any shares of Common Stock covered by or relating to any Award until the date of issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 3.3, no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

     10. No Special Employment Rights; No Right to Award. Nothing contained in the Plan or any Agreement shall confer upon any Participant any right to the continuation of employment or engagement by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment or engagement agreement, at any time to terminate the relationship or to increase or decrease the compensation of the Participant. No person shall have any right to receive an Award hereunder, and there is no obligation for uniformity of treatment for Participants. The Committee's granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or any other person at any time, or preclude the Committee from making subsequent grants to such Participant or any other person.

     11.  Securities Matters.

     11.1 Registration of Securities; Issuance of Certificates. PathoGenesis shall be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, PathoGenesis shall not be obliged to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until PathoGenesis is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such certificates make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

     11.2 Deferred Issuance or Transfer. The transfer of any shares of Common Stock hereunder shall be effective only at such time as counsel to PathoGenesis shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of the Common Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain a refund of any amount paid with respect thereto.

     12. Withholding Taxes. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever shares of Common Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. The Committee may require a Participant to, or with the approval of the Committee a Participant may, satisfy the foregoing requirement by electing to have PathoGenesis withhold from delivery shares of Common Stock having a value equal to the amount of tax to be withheld. Such shares shall be valued at the Fair Market Value per share of Common Stock on the date as of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares of Common Stock to be delivered pursuant to an Award.

     13. Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to establish any special account or fund or to otherwise segregate or encumber assets to ensure payment of any Award. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

     14. Notification of Election under Section 83(b) of the Code. If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify PathoGenesis of such election within ten days of filing notice of election with the Internal Revenue Service.

     15. Notification upon Disqualifying Disposition under Section 421(b) of the Code. Each Agreement with respect to an Incentive Stock Option shall require the Participant to notify PathoGenesis of any disposition of shares of Common Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten days after disposition.

     16. Amendment or Termination. The Board may, at any time, amend, suspend or terminate the Plan, provided that no such amendment, suspension or termination shall be made without (i) shareholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or (ii) the consent of the affected Participant, if such action would impair the rights of the Participant under any outstanding Award.

     The Committee may amend the terms of any outstanding Award, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his or her consent. Notwithstanding any provision of the Plan, the Committee may not amend the terms of any Option to reduce the option exercise price.

     17. Awards to Foreign Nationals. Awards may be granted to employees, consultants, independent contractors and other agents who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize PathoGenesis' obligation with respect to tax equalization for employees on assignments outside their home country.

     18. Transfers of Awards. Unless otherwise determined by the Committee and set forth in the Agreement, no Award granted under the Plan shall be assignable, transferable or payable to or exercisable by anyone other than the Participant to whom it was granted.

     19. Expenses and Receipts. The expenses of the Plan shall be paid by PathoGenesis. Any proceeds received by PathoGenesis in connection with any Award will be used for general corporate purposes.

     20. Effective Date and Term of Plan. The Plan shall become effective on the Effective Date. The Plan shall remain in effect in accordance with its terms unless amended or terminated by the Board, but the Plan shall be submitted for re-approval by the shareholders of PathoGenesis at the annual meeting of shareholders in 2004, and payment of all Awards (if any) granted in 2004 prior to the date of such re-approval shall be contingent upon such approval. The right to grant Awards under the Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination will remain in effect according to their terms and the provisions of the Plan.

     21. Applicable Law. Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law.

     22. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

     23. Interpretation. The Plan is designed and intended to comply with Rule 16b-3 and, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

     24. Severability. If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

PathoGenesis Corporation                                                   PROXY
                                             Solicited by the Board of Directors

                          Annual Meeting/June 2, 1999

     Wilbur H. Gantz, Alan R. Meyer and Marvin B. Tepper, or any one or more of them, each with power of substitution, are authorized to vote the shares of the undersigned at the annual meeting of shareholders of PathoGenesis Corporation to be held June 2, 1999 and at any adjournment of that meeting. They shall vote on the matters described in the proxy statement accompanying the notice of meeting in accordance with the instructions on the reverse side of this card, and in their discretion on such other matters as may come before the meeting.

                          (continued on reverse side)

                            PathoGenesis Corporation

                  Mark your vote in oval using dark ink only.


1. Election of Directors
   Nominees:
               Alan R. Meyer     Elizabeth M. Greetham     Michael A. Montgomery

             FOR ALL                 WITHHOLD ALL                 FOR ALL
                                                                  EXCEPT*
               / /                       / /                        / /

            *For all nominees except any whose name I have crossed out

2. Approval of the PathoGenesis Corporation 1999 Stock Plan

               FOR                     AGAINST                    ABSTAIN
               / /                       / /                        / /

3. Ratification of the selection of KPMG LLP as independent auditors

               FOR                     AGAINST                    ABSTAIN
               / /                       / /                        / /

4. In their discretion, on any other matter that may properly come before the meeting.


                                            If no specific instructions are
                                            provided, this proxy will be voted
                                            for the nominees for directors and
                                            for proposals 2 and 3.

                                                   Dated:________________, 1999

                                            Signature(s)________________________

                                            Please sign exactly as your name
                                            appears and return this proxy
                                            immediately in the enclosed reply
                                            envelope.